Exhibit 14

BANCFIRST CORPORATION CORPORATE CODE OF CONDUCT

(Revised June 28, 2018)

Purpose

The purpose of this Corporate Code of Conduct is to set forth the Company’s standards regarding the ethical and legal behavior expected of its directors, officers and employees.

The ethical and legal conduct of our business is critical to achieving our Company’s mission. Our corporate ethics are based on a set of core values:

Asset Quality	Community Leadership
Customer Care	Employee Development
Integrity	Profitability

We expect our directors, officers and employees to conduct themselves with integrity both on and off the job. It is essential that all of our business activities be carried out in an atmosphere of mutual respect and courtesy, and in an ethical manner. The manner in which we conduct ourselves away from work also influences the public’s trust and opinion of the Company.

This Corporate Code of Conduct applies to all directors, officers and employees of the Company. The Company requires that all directors and executive officers sign the form attached to this Code acknowledging their understanding of the Code and agreeing to comply with it at all times.

Conflicts of Interest

The Company’s Conflicts of Interest policy is a part of this Corporate Code of Conduct. All directors, officers and employees are expected to be familiar with the policy and comply with its requirements.

Corporate Opportunities

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that are properly within the scope of the Company's activities, (b) using corporate property, information or position for personal gain, and (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate business interests to the best of their abilities.

No director, officer, employee or an immediate family member, who is in a position to influence or control decisions affecting business transaction or relationships of the Company shall have any obligation to, have any material interest in, or receive any benefit from, any outside person, company or vendor which either directly or indirectly competes with or does business with the Company. If an obligation or material interest exists or develops, the director, officer or employee must make full disclosure of the obligation or material interest and obtain the approval of the appropriate authority.

Confidential Nature of Bank and Customer Affairs

The Company’s Confidential Nature of Bank and Customer Affairs policy is a part of this Corporate Code of Conduct. All directors, officers and employees are expected to be familiar with the policy and comply with its requirements.

Inside Information/Insider Trading

BancFirst Corporation is a registered public company and is subject to laws, rules and regulations regarding the use of non-public inside information and insider trading. In the course of performing their duties directors, officers and employees may receive information about the Company or its customers which, if known to the public, might affect the decision of a reasonable investor to buy, sell, or hold securities of the Company or that customer’s business. Directors, officers and employees are prohibited from acting upon material inside information prior to public disclosure through the purchase or sale of such securities for their own accounts or for fiduciary or agency accounts, and from divulging such information to others except as required by Company business. All directors, officers and employees will promptly report suspected abuse of inside information to the Executive Chairman or Chief Executive Officer, or through the Reporting Hotline as described below.

All directors, officers and employees are prohibited from engaging in “short-swing” trading of securities issued by the Company by purchasing and selling, or selling and repurchasing such securities within a period of less than six months.

Illegal Payments, Bribes, Kickbacks

Directors, officers and employees shall not authorize or make any improper payment for any form of bribery, payoff, illegal contribution, or other payment of a questionable nature to individuals, businesses or government entities. Under no circumstances should the purchase or sale of products and/or services result in any Company director, officer or employee or an immediate family member receiving any form of kickback, rebate or gratuity. If you are approached by anyone to make or receive a questionable payment, immediately contact the appropriate authority.

Foreign Corrupt Practices Act (“FCPA”)

The Company and the law prohibit giving and/or offering money or anything of value to a foreign governmental official, agency, political party, party official or candidate under any circumstances which appears that such items were offered or given to induce the recipient to benefit the Company's business in their country. The FCPA, as well as Company policy, prohibits bribing a governmental official or any other form of commercial bribery. If you are approached by anyone to make a questionable payment, immediately contact the appropriate authority.

Public Reporting and Disclosure

All directors, officers and employees of the Company should ensure that all information contained in reports and documents that the Company files with the banking regulatory agencies, the Securities and Exchange Commission, or other regulatory agencies, and/or contained in other public communications made by the Company is complete, accurate, timely, and in accordance with applicable requirements. In the event that a director, officer or employee has reason to believe that any such information does not meet these standards, then he or she should contact the Executive Chairman or the Chairman of the Audit Committee, or file a report through the Reporting Hotline as described below.

Books and Records

Laws, rules and regulations require, and it is the Company's policy, that all business records (including customer records, transaction records, invoices, statements, tax records, payroll records, time cards, expense reports, benefit plan information, and documentation supporting financial and other reports) be prepared accurately, reliably, and in a timely manner. It is very important that no director, officer or employee create or participate in the creation of (or falsification or alteration of) any Company records which are intended to mislead anyone or conceal anything improper. Company books and records should be maintained in confidence, be safeguarded from loss and destruction, and be under effective internal controls. Directors, officers and employees should always be honest and straightforward when dealing with internal or outside auditors with respect to the Company's transactions, records, accounts, and financial statements.

Appropriate Authority for Disclosure/Waiver

If any director, officer or employee becomes aware of a possible violation of this Code, he or she should report such possible violation immediately to any director or the Executive Chairman, Chief Executive Officer, or Director of Human Resources, or through the Reporting Hotline. Only the Board of Directors may grant waivers or exceptions to this Code for directors or executive officers.

Reporting Hotline

The Company provides an anonymous Internet and telephone based reporting tool that assists management and employees to work together to address fraud, abuse, misconduct, and other violations in the workplace. Instructions to file a report can be found in the Human Resources folder of the Document Library on HelpNet.

Every effort will be made to protect the confidentiality of those furnishing information. The Company will not tolerate retaliation in any form against any person for complaints or reports made in good faith.

Any intentional violation of this Code by directors, officers or employees will lead to appropriate action, up to and including termination of the violator's position and/or employment.

BANCFIRST CORPORATION CORPORATE CODE OF CONDUCT

ACKNOWLEDGEMENT

I understand that BancFirst Corporation and its subsidiaries (the "Company") have adopted a Corporate Code of Conduct that requires all directors, officers and employees conduct the business affairs of the Company and their personal affairs ethically and in compliance with both the letter and spirit of the law. I have read, understand and approve the Corporate Code of Conduct and agree to act consistently with it at all times. I have no knowledge or information of any unreported possible violations of the Code and will report them as required if such possible violations come to my attention.

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